UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 7, 2010 (January 5, 2010)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2010, QC Holdings, Inc. (the “Company”) issued shares of common stock of the Company to certain executive officers of the Company pursuant to its 2004 Equity Incentive Plan, as amended, to provide a one-time bonus in lieu of base salary increases or adjustments. At the December 10, 2009, meeting of the Compensation Committee of the Board of Directors, the Compensation Committee authorized the Company to issue the shares as soon as practicable after January 1, 2010, on a net share settlement basis (net of shares withheld to pay applicable withholding taxes).

The last increase in base salaries (other than increases associated with promotions of executive officers) occurred effective as of January 1, 2007. Given the current economic climate, management of the Company and the Compensation Committee determined that a one-time bonus equal to 10% of base salary was preferable to an increase in base salaries. Based on the current equity ownership levels of Don Early, the Company’s chairman and chief executive officer, and Mary Lou Early, the Company’s vice chairman and secretary, a one-time bonus equal to 10% of base salary in lieu of base salary increases for each of these two individuals was paid in cash.

The Compensation Committee approved the one-time stock bonus to the following executive officers in the amount set forth opposite his name, payable in shares of common stock, based on the average closing price for the common stock of the Company for the last 30 trading days in calendar year 2009, rounded to the nearest 100 shares:

Executive Officer	Bonus Amount	Bonus Shares

Darrin Andersen	$45,000	8,700
Doug Nickerson	30,000	5,800
Mike Walrod	20,000	3,900

The shares vest immediately upon the date of issuance but may not be transferred or sold by the executive officer for a period of six months after the effective date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: January 7, 2010

	By:	/S/ DOUGLAS E. NICKERSON
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)